EXHIBIT 99.1

Christine Brodeur or Robert Karpman                  Kevin Kowalski
Socket Media, Inc.                                   Proginet Corporation
310-829-0556 or 310-829-0586                         516-535-3600
proginet@socketmedia.com                             kkowalski@proginet.com


                  PROGINET RAISES CAPITAL IN PRIVATE PLACEMENT

GARDEN CITY, N.Y. - JANUARY 6, 2005 - Proginet Corporation (OTCBB:PRGF) today announced that it has completed a private placement of its common stock.

Proginet raised a total of $950,000 and issued 1,055,555 restricted shares of common stock at $.90 per share. The Company indicated that the funds are to be used to finance Proginet's acquisition strategy and other general purposes of the Company.

Proginet's President and CEO, Kevin M. Kelly stated that "Proginet is in a unique position to aggressively pursue growth plans announced at the November 24, 2004 Annual Shareholder Meeting." He continued, "the funds raised compliment Proginet's other sources of capital to fund the planned growth strategies."

ABOUT PROGINET CORPORATION

Proginet Corporation develops software to enable the controlled integration of data across enterprises of all sizes. The company has earned a solid reputation for its multi-platform expertise and dedication to customer service. It's products, including CyberFusion(R), SIFT and SecurPass(R), support all major computing platforms, from PCs to mainframes. Proginet's global customer base spans more than 23 countries and includes many Fortune 500 companies. The company is headquartered in Garden City, N.Y., and is publicly traded under the symbol [OTCBB: PRGF]. For more information, visit www.proginet.com.

DISCLAIMER
This press release may contain forward-looking information within the meaning of
Section 29A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the safe harbors under those sections. In some cases, you can identify forward-looking statements by terminology such as "expect," "believe," "may," "will," "plans" and anticipate," or the negative of such terms or comparable terminology. Forward-looking statements appearing herein include statements concerning operating and profitability plans and goals and are based on current expectations.


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The matters discussed in this press release also involve risks and uncertainties described from time to time in documents filed with the Securities and Exchange Commission, including but not limited to Form 10-KSBs, Form 10-QSBs, and Form 8-Ks (www.sec.gov).